EXHIBIT 23.0--CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

     We consent to the incorporation by reference in Registration Statement (Form S-3 No. 33-58161), Registration Statement (Form S-3 No. 33-61437), Registration Statement (Form S-3 No. 333-01735), Registration Statement (Form S-3 No. 333-12433), Registration Statement (Form S-3 No. 333-39221), Registration Statement (Form S-8 No. 2-94805), Registration Statement (Form S-8 No. 33-40353), Registration Statement (Form S-8 No. 33-73620), Registration Statement (Form S-8 No. 333-41197) and in Registration Statement (Form S-8 No. 333-67261) of our report dated February 13, 2002, with respect to the consolidated financial statements and schedule included in this Annual Report (Form 10-K) of Inter-Tel, Incorporated for the year ended December 31, 2001.


Phoenix, Arizona             /s/ ERNST & YOUNG LLP
March 22, 2002